UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	wicShares Trust

Address of Principal Business Office:	41 Madison Avenue, 42nd Floor New York, New York 10010

Telephone Number:	(303) 623-2577

Name and Address of Agent for Service of Process:	The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:     ☒      Yes     ☐      No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 13th day of September 2019.

wicShares Trust

			By:	/s/ John S. Orrico
			Name:	John S. Orrico
			Title:	Initial Trustee

Attest:	/s/ Christina Chew
	Name:	Christina Chew
	Title:	Senior Managing Partner, Water Island Capital, LLC